UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to §240.14a-12

ALPHA PRO TECH, LTD.

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EXPLANATORY NOTE

On April 26, 2018, Alpha Pro Tech, Ltd. (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement for the Company’s 2018 Annual Meeting of Shareholders, to be held on June 5, 2018 (the “Proxy Statement”). This supplement is being filed to correct an inadvertent clerical error in the Summary Compensation Table on page 19 of the Proxy Statement.

The amount listed in the “Total” column for 2017 for Danny Montgomery, the Senior Vice President of Alpha ProTech Engineered Products, Inc. and Senior Vice President of Manufacturing of the Company, should be $447,895 rather than $619,902 (which was the amount reported for Mr. Montgomery in the “Total” column for 2016 and inadvertently included in the “Total” column for 2017). All other reported amounts for Mr. Montgomery for 2017 in the other columns of the Summary Compensation Table were correct as filed.

The Summary Compensation Table, as revised to incorporate the correction described above, is presented below in its entirety. Except as specifically revised by the information contained herein, this supplement does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as supplemented hereby.

2017 Summary Compensation Table

The following table sets forth, for the years ended December 31, 2017, 2016 and 2015, a summary of the compensation paid to or earned by the Named Executive Officers.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Option Awards (3)	All Other Compensation (4)	Total
Alexander W. Millar (5)	2017 2016 2015	$619,000 $601,000 $601,005	$58,000 $232,000 $83,500	-- $200,000 --	$619,000 (6) -- --	$1,296,000 $1,033,000 $684,505
Lloyd Hoffman (7) President and Chief Executive Officer	2017 2016 2015	$575,000 $500,000 $382,465	$60,000 $232,000 --	-- $200,000 --	-- -- --	$635,000 $932,000 $382,465
Danny Montgomery Senior Vice President of Alpha ProTech Engineered Products, Inc. and Senior Vice President of Manufacturing	2017 2016 2015	$414,000 $398,000 $382,465	$32,000 $120,000 --	-- $100,000 --	$1,895 $1,902 $1,881	$447,895 $619,902 $384,346
Colleen McDonald (8) Chief Financial Officer	2017 2016	$205,000 $180,417	$24,000 $50,000	-- $50,000	-- --	$229,000 $280,417

(1)	The amounts reported in this column reflect the dollar amount of base salary paid for the year and include any salary increases effective during the year.

(2)

The amounts reported in this column reflect annual cash incentive compensation for each officer, based on performance in the respective year, and determined by the Organizational Development and Compensation Committee in February of the following year and paid soon after. In the case of Mr. Millar and Mr. Hoffman (commencing in 2017), the bonus is based on a contractual incentive award as discussed earlier in this Proxy Statement and below under “Employment Agreements.” At their election, neither Mr. Millar’s estate nor Mr. Hoffman received the entire amount of the contractual bonus in 2017.

(3)

The amounts reported in this column reflect the aggregate grant date fair value of the equity awards, as computed in accordance with FASB ASC 718, Compensation – Stock Compensation. These are not amounts paid to the Named Executive Officer. There can be no assurance that the grant date fair value will ever be realized. There were no options granted in either 2015 or 2017.

(4)

The amounts reported in this column represent all perquisites and other personal benefits paid by the Company, if any. For Mr. Montgomery, this amount represents matching contributions made by the Company under the Company’s 401(k) plan.

(5)	Mr. Millar served as President and Chairman of the Company until December 16, 2017.

(6)	Mr. Millar’s death on December 16, 2017 triggered the accrual of a death benefit of $619,000. See “Employment Agreements” below for additional details about the employment agreement with Mr. Millar.

(7)

Mr. Hoffman was appointed Chief Executive Officer of the Company, effective January 4, 2016, and President and Chief Executive Officer of the Company, effective December 27, 2017. Mr. Hoffman served as Chief Financial Officer of the Company in 2015.

(8)	Ms. McDonald was appointed Chief Financial Officer of the Company, effective January 4, 2016. She was not an executive officer of the Company in 2015.